Exhibit 99.1

Miromatrix Provides Update on miroliverELAP

EDEN PRAIRIE, MN, February 1, 2023 - Miromatrix Medical Inc. (NASDAQ: MIRO), a life sciences company pioneering a novel technology for bioengineering fully transplantable organs to help save and improve patients' lives, today provided a program update on miroliverELAPtm.

Miromatrix previously announced the submission of its miroliverELAP Investigational New Drug (IND) application to the U.S. Food and Drug Administration (FDA) in November 2022.  In December, Miromatrix announced that the FDA had informed the Company via e-mail that the IND application was placed on clinical hold prior to the initiation of patient dosing and noted that a formal clinical hold letter would follow.  In January 2023, Miromatrix received the formal clinical hold letter from the FDA detailing the specific items to be addressed in the IND submission and the information needed to resolve them.  In the letter, the FDA requested additional non-clinical and clinical information. The information provided by the FDA also provides valuable insights relating to certain chemistry, manufacturing and control (CMC) and clinical protocol topics unrelated to the clinical hold.

"Miromatrix is bioengineering organs with the goal of providing organ failure patients with treatment alternatives that do not exist today," said Dr. Jeff Ross, Chief Executive Officer of Miromatrix. "miroliverELAP is a novel first-in-class therapeutic and the clinical hold letter provides us with a defined path forward from the FDA as we strive to solve one of the greatest unmet medical needs facing the world today. We also believe certain items noted by the FDA may be helpful towards the advancement of our other pipeline programs as well."

"Having evaluated the matters identified in the clinical hold letter, we plan to submit our response to the FDA in the second half of 2023 and initiate a first-in-human clinical trial shortly after IND clearance," continued Dr. Ross.  "We will maintain our disciplined operational approach and continue to expect our strong cash position to fund operations through 2023."

"Miromatrix is dedicated to bringing therapeutic alternatives to people living with organ failure and we continue to believe in our entire bioengineered organ platform," concluded Dr. Ross. "Our team is committed to working with the FDA to resolve the clinical hold and we appreciate the continued support of the transplant community as we make strides toward treating patients."

About Miromatrix

Miromatrix Medical Inc. is a life sciences company pioneering a novel technology for bioengineering fully transplantable human organs to help save and improve patients' lives. The Company has developed a proprietary perfusion technology platform for bioengineering organs that it believes will efficiently scale to address the shortage of available human organs. The Company's initial development focus is on human livers and kidneys. For more information, visit miromatrix.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward‐looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "dedicated," "expects," "future," "intends," "may,"  "plans," "potential," "projects," and "would," or similar expressions, are intended to identify forward‐looking statements. Forward‐looking statements contained in this press release include, but are not limited to: the FDA's communication plans related to the clinical hold on miroliverELAP, resolution of the clinical hold, and our plans and expectations for discussions with the FDA and the outcomes from the same, and future market position.  Each of these forward‐looking statements involves substantial risks and uncertainties that could cause actual results to differ significantly from those expressed or implied by such forward‐looking statements, including, without limitation, risks and uncertainties related to: statements regarding the initiation, timing, progress and results of our current and future preclinical studies and future clinical trials, including statements regarding the potential timing of the clearance of the IND application and other regulatory documents for our miroliverELAP product candidate and the potential timing of pre-IND meetings or submissions of regulatory documents for our mirokidney™ and miroliver™ product candidates; the initiation of the related clinical trials; the expected timing of program updates and data disclosures; statements regarding the timing and likelihood of seeking regulatory approval for our product candidates; the competitive landscape for our product candidates; and our estimates regarding expenses, future revenue, capital requirements, cash runway and needs for additional financing. These forward‐looking statements reflect our current beliefs and expectations.

There are several important factors that could cause our actual results to differ materially from those indicated by such forward looking statements, including a deterioration in our business or prospects; further assessment of preliminary data, adverse developments in clinical development, including unexpected safety issues observed during a clinical trial; and changes in regulatory, social, and political conditions. For instance, actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the uncertainties inherent in the results of preliminary data and preclinical studies being predictive of the results of later-stage clinical trials, initiation, enrollment and maintenance of patients, and completion of clinical trials, availability and timing of data from ongoing clinical trials, timing and completion of steps required in the regulatory review process, including our ability to obtain regulatory clearance to commence clinical trials, expectations for regulatory approvals, the impact of competitive products, our ability to enter into agreements with strategic partners and other matters that could affect the availability or commercial potential of our product candidates, business or economic disruptions due to catastrophes or other events, including natural disasters or public health crises such as the coronavirus (referred to as COVID- 19), and geopolitical risks, including the current war between Russian and Ukraine. These risks are not exhaustive, we face known and unknown risks. Additional risks and factors that may affect results are set forth in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and our subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from our expectations in any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, we do not assume any obligation to update any forward-looking statement to reflect new information, events, or circumstances.

Investor Contact

Greg Chodaczek

347-620-7010

ir@miromatrix.com

Media Contact:

Christina Campbell

612-280-0249

christina@media-minefield.com